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                                                               Exhibit 99.(a)(4)


                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
         (Together with the Associated Preferred Stock Purchase Rights)

                                       of

                        Sodexho Marriott Services, Inc.

                                       at

                              $32.00 Net Per Share

                                       by

                             SMS Acquisition Corp.


                          a wholly-owned subsidiary of

                             Sodexho Alliance, S.A.

                                                          May 17, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

   We have been appointed by SMS Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Sodexho Alliance, S.A., a French corporation ("Sodexho"), to act as Dealer Manager in connection with its offer to purchase all of the outstanding shares of Common Stock, par value $1.00 per share of Sodexho Marriott Services, Inc., a Delaware corporation ("SMS"), together with the associated preferred stock purchase rights issued pursuant to the Rights Agreement dated as of October 8, 1993, as amended, between SMS and The Bank of New York, as Rights Agent (collectively the "Shares"), other than Shares already owned by Sodexho and its subsidiaries, at a price of $32.00 per Share net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated May 17, 2001 and the related Letter of Transmittal (which together constitute the "Offer").

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. Offer to Purchase dated May 17, 2001;

     2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer
  Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to EquiServe Trust Company, N.A. (the "Depositary"), or if the procedures for book-entry transfer cannot be completed on a timely basis, by the Expiration Date (as defined in the Offer to Purchase);

     4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

     5. Return envelope addressed to EquiServe Trust Company, N.A., the Depositary.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

   THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 14, 2001, UNLESS THE OFFER IS EXTENDED.
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   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates representing the Shares tendered or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth under "The Offer--Procedure for Tendering Shares" in the Offer to Purchase, (2) a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal.

   The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 1, 2001 (the "Merger Agreement"), among SMS, Sodexho and Purchaser. The Merger Agreement provides that following the completion of the Offer and the satisfaction or waiver of certain conditions in the Merger Agreement, the Purchaser will be merged into SMS (the "Merger"), with SMS continuing as the surviving corporation which will be wholly owned by Sodexho. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than (1) Shares held in the treasury of SMS, (2) Shares held by Sodexho and its subsidiaries and (3) Shares of holders exercising appraisal rights), will be converted into the right to receive the per Share price paid in the Offer in cash without interest thereon (the "Merger Consideration") as described in the Offer to Purchase.

   If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or such stockholder cannot deliver the certificates and all other required documents to the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase), or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered by following the guaranteed delivery procedure set forth under "The Offer-- Procedure for Tendering Shares" in the Offer to Purchase.

   The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

   In order to accept the Offer, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and any other required documents should be sent to the Depositary by 12:00 Midnight, New York City time, on Thursday, June 14, 2001.

   If you have questions with respect to the Offer or need additional copies of the enclosed materials, you can call the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                             Very truly yours,

                                             Goldman, Sachs & Co.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF SMS ACQUISITION CORP., SODEXHO ALLIANCE, S.A., THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.